Exhibit 10.15
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 30, 2019 (the “Effective Date”), by and between Manning & Napier, Inc. (together with its successors and assigns, the “Company”), and Marc Mayer (the “Executive”).
RECITALS
WHEREAS, the Company and the Executive wish for the Executive to be employed by the Company upon the terms and conditions as set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Employment.
1.1    Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. The Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the date on which the term of employment is terminated in accordance with Section 5. The Executive’s employment with the Company shall be on an “at-will” basis.
1.2    Executive Representations.
(a)    The Executive represents and warrants to the Company that he may enter into and fully perform all of his obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to the Executive, or (ii) any agreement, contract, obligation, or understanding to which the Executive is a party or may be bound. Upon any breach or inaccuracy of the foregoing, the terms and benefits of this Agreement shall be null and void. The Executive shall indemnify and hold harmless the Company from and against any and all claims, liabilities, damages and reasonable costs of defense and investigation arising out of any breach or inaccuracy in any of the foregoing representations.
(b)    The Executive hereby confirms that he is generally familiar with the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisors Act of 1940, all as amended, applicable state securities laws, the Employee Retirement Income Security Act of 1974 as amended (“ERISA”), and the rules and regulations thereunder, and with the Company’s Code of Business Conduct and Ethics. The Executive further acknowledges that compliance with applicable federal and state laws, rules and regulations — including, without limitation, applicable provisions of securities, antifraud, and ERISA statutes and/or regulations — is vital to the business of the Company. The Executive will at all times (i) conduct himself in accordance with, and will not violate, such laws, rules, regulations, and Code of Business Conduct and Ethics, (ii) not make any material statements to prospective or current customers of the Company without a reasonable factual basis therefor, and (iii) not omit to make any material statement to prospective or current customers necessary to avoid causing any other statements made by the Executive to be misleading. The Executive agrees that any material violation of this Section 1.2(b), among others, shall be Cause for termination under the terms of this Agreement.
2.    Position, Duties and Responsibilities.
2.1    Position and Duties. During the Term, the Company shall employ the Executive in the capacity of the Chief Executive Officer of the Company, subject to the control and direction of the Company’s Board of Directors (the “Board”). The Executive shall also have such other duties, powers, and authority as are commensurate with his position as Chief Executive Officer, and such other duties and responsibilities that are commensurate with his position as specifically delegated to him from time to time by the Board.
2.2    Exclusive Services and Efforts. The Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote all of his professional time and attention to the business and affairs of the Company. The Executive shall not own an interest in any outside business nor engage in expectation of compensation or profit in any other outside professional activities (including, but not limited to: investment research, advisory or banking services; the underwriting, offer or sale of securities; merchant banking or business consulting services), whether pre-existing to this Agreement or otherwise, without the prior written consent of the Company, except for ownership of less than five percent of the issued and outstanding securities of a publicly traded company, subject to the Company’s trading policies. Any and all licenses to conduct business shall be disclosed to the Company or an affiliate unless the prior written consent of the Company has been obtained to do otherwise.
2.3    Compliance with Company Policies. The Executive shall be subject to the bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Business Conduct and Ethics. The Executive’s material violation of the terms of such documents shall be considered a breach of the terms of this Agreement.
2.4    Location of Employment. The Executive’s principal office, and principal place of employment, shall be at the Company’s offices in Fairport, New York; provided that at his discretion, the Executive shall be entitled to work remotely one day per week; and provided that the Executive may be required under business circumstances to travel outside of such location in connection with performing his duties under this Agreement.
3.    Compensation.
3.1    Base Salary. During the Term, the Company shall pay to Executive an annual salary of $500,000 (the “Base Salary”), payable not less frequently than monthly. The Base Salary will be reviewed annually by the Compensation Committee of the Board (the “Committee”) and may be increased (but not decreased without the Executive’s consent) to reflect the Executive’s performance and responsibilities.
3.2    Annual Cash Bonuses.
(a)    2019 Cash Bonus. The Executive shall be eligible to receive a cash bonus for 2019 (the “2019 Cash Bonus”) in the amount of $2.25 million, payable in cash as follows: (i) $750,000 in the first payroll following the Effective Date; (ii) $750,000 in the first payroll following July 1, 2019, subject to the Executive’s continued employment with the Company through the applicable payment date; and (iii) $750,000 in the last payroll of 2019, subject to the Executive’s continued employment with the Company through the applicable payment date. In the event of the termination of the Executive by the Company for Cause (as defined herein) or a voluntary resignation by the Executive without Good Reason (as defined herein) during 2019, the Executive shall immediately forfeit the unpaid portion of the 2019 Cash Bonus and shall repay to the Company the portions of the 2019 Cash Bonus received by the Executive on or before the date of such termination or resignation within 30 days of the Termination Date (as defined herein).
(b)    2020 Cash Bonus. The Executive shall be eligible to receive a cash performance bonus for 2020 (the “2020 Cash Bonus”) with a target amount of $2.25 million if operating revenue for 2020 is less than $180 million or $2.5 million if operating revenue for 2020 is equal to or greater than $180 million (“Target”) based on the satisfaction of the performance criteria and with threshold and maximum opportunities, all as described on Schedule A hereto, subject to the Executive’s continued employment with the Company through December 31, 2020. Any earned 2020 Cash Bonus shall be paid in cash as soon as practicable in the calendar year immediately following the year to which it relates.
(c)    2021 and Later Cash Bonuses. The Executive shall be eligible to receive a cash performance bonus for 2021 and later years (each, a “Subsequent Year Cash Bonus”) with a target amount of no less than $2.25 million, provided that the Company’s operating revenue for the preceding year is at least $180 million; if the Company’s operating revenue for 2020 or a later year is less than $180 million, the Committee and the Executive shall negotiate in good faith to determine an appropriate target bonus amount for the following year. Each Subsequent Year Cash Bonus shall be subject to the satisfaction of the performance criteria and to the Executive’s continued employment with the Company through the applicable payment date, and with threshold and maximum opportunities, all as established by the Committee prior to the start of such year. Any earned Subsequent Year Cash Bonus shall be paid in cash as soon as practicable in the calendar year immediately following the year to which it relates.
3.4    Special Sign-On Awards.
(a)    Restricted Stock Units Award. In order to further align the Executive’s interests with the interests of the Company’s shareholders, on the Effective Date, the Committee will grant the Executive an award of time-vesting restricted stock units (the “RSUs”) with respect to 375,000 shares of the Company’s Class A common stock, subject to the terms and conditions of the Manning & Napier, Inc. 2011 Equity Compensation Plan (the “Plan”) and the form of award agreement attached hereto as Exhibit A. The RSUs shall vest as follows: (i) one-third on the Effective Date; (ii) one-third on December 31, 2019; and (ii) one-third on December 31, 2020 (each such date, an “RSU Vesting Date”), subject to the terms and conditions of the applicable award agreement including with respect to continued employment.
(b)    Time-Vesting Stock Options. In order to further align the Executive’s interests with the interests of the Company’s shareholders, on the Effective Date, the Committee will grant the Executive an award of time-vesting stock options to purchase up to 500,000 shares of the Company’s Class A common stock (the “TSOs”), subject to the terms and conditions of the Plan and the form of award agreement attached hereto as Exhibit B. The TSOs shall vest as follows: (i) one-third on January 1, 2020; (ii) one-third on January 1, 2021; and (iii) one-third on January 1, 2022 (each such date, a “TSO Vesting Date”), subject to the terms and conditions of the applicable award agreement including with respect to continued employment. The exercise price of the TSOs shall be equal to the closing price of the Company’s Class A common stock on the date of grant.
(c)    Performance-Vesting Stock Options. In order to further align the Executive’s interests with the interests of the Company’s shareholders, on the Effective Date, the Committee will grant the Executive an award of performance-vesting stock options to purchase up to 3 million shares of the Company’s Class A common stock (the “PSOs”) subject to the terms and conditions of the Plan and the form of award agreement attached hereto as Exhibit C. The PSOs shall vest in accordance with the terms and conditions of the applicable award agreement including with respect to continued employment. The exercise price of the PSOs shall be equal to the closing price of the Company’s Class A common stock on the date of grant.
4.    Employee Benefits; Fringe Benefits and Perquisites.
4.1    Benefits. The Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to the Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.
4.2    Fringe Benefits; Perquisites. During the Term, the Executive shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to the Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites.
4.3    Vacation. During the Term, the Executive shall be entitled to four weeks’ vacation annually.
4.4    Reimbursements.
(a)    Business Expenses. Subject to such policies generally applicable to senior executives of the Company, as may from time to time be established by the Board, the Company shall pay or reimburse the Executive for all reasonable expenses (including travel expenses) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement (“Expenses”), promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.
(b)    Legal Expenses. The Company shall pay or reimburse the Executive for up to $20,000 of legal expenses incurred by the Executive in connection with the negotiation of this Agreement, promptly upon presentation of appropriate supporting documentation.
(c)    Relocation Expenses. The Company shall pay or reimburse the Executive for up to $20,000 of relocation costs incurred in 2019, promptly upon presentation of appropriate supporting documentation.
(d)    Travel Expenses. The Company shall pay or reimburse the Executive for up to $20,000 per year for travel expenses between New York, New York and Rochester, New York (or Fairport, New York, as the case may be) actually incurred or paid by the Executive, promptly upon presentation of appropriate supporting documentation.
4.5    Controlling Document. To the extent there is any inconsistency between the terms of this Agreement and the terms of any plan or program under which compensation or benefits are provided hereunder, this Agreement shall control. Otherwise, the Executive shall be subject to the terms, conditions and provisions of the Company’s plans and programs, as applicable.
5.    Termination.
5.1    Termination Upon Death. This Agreement shall terminate automatically upon the Executive’s death.
5.2    Removal from Position Upon Disability. If during the Term, the Executive incurs a Disability, then the Company, by written notice to the Executive, shall have the right to remove him from his position. The Executive’s status as an inactive employee of the Company shall continue after such removal for the period of time that his Disability continues. However, the Company shall have no obligation to reinstate or otherwise continue the Executive’s employment if he should recover from his Disability and any such termination shall not constitute a termination without Cause. For purposes of this Agreement, “Disability” shall have the same meaning given such term in the long-term disability plan or policy maintained by the Company.
5.3    Termination for Cause. The Company may at any time, by written notice to the Executive, terminate the Executive’s employment hereunder for Cause. For purposes hereof, the term “Cause” shall mean: (a) a material breach by the Executive of his fiduciary duties to the Company; (b) the Executive’s material breach of this Agreement or any other agreement between the Company or the Board and the Executive, which, if curable, remains uncured or continues after 30 days’ notice by the Company thereof; (c) the conviction of, or entry of a plea of guilty or nolo contendere to, (i) any crime constituting a felony in the jurisdiction in which committed, (ii) any crime involving moral turpitude (whether or not a felony), or (iii) any other criminal act involving embezzlement, misappropriation of money, or fraud (whether or not a felony); (d) reporting to work or working while using illegal drugs; or (e) the Executive’s material negligence or dereliction in the performance of, or failure to perform the Executive’s duties of employment with the Company, which remains uncured or continues after 30 days’ notice by the Company thereof; or (f) any willful conduct, action or behavior by the Executive that is materially damaging to the Company, whether to the business interests, finance or reputation. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date that the Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.
5.4    Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time.
5.5    Resignation with or without Good Reason.
(a)    This Agreement and the Executive’s employment hereunder may be terminated by the Executive with or without Good Reason at any time.
(b)    For purposes of this Agreement, “Good Reason” means any of the following that has not been approved in writing in advance by the Executive: (i) a material diminution of the Executive’s titles, duties, responsibilities, authorities (including those set forth on Schedule B attached hereto) or reporting relationship or obligations, as set forth in this Agreement, including, but not limited to, the appointment of a co-Chief Executive Officer of the Company, the Executive becoming the chief executive officer of a division or subsidiary instead of the Chief Executive Officer of the Company, or the Executive no longer reporting directly to the Board; (ii) the failure of the Board to nominate the Executive for election or reelection as a director of the Company; (iii) a material reduction in the Executive’s Base Salary or target cash bonus (other than pursuant to the terms of this Agreement); (iv) a relocation of the Executive’s principal place of employment by more than 50 miles from the Company’s offices in Fairport, New York (other than a relocation to New York, New York); (v) the Executive is not the Chief Executive Officer of the Company (or of the ultimate parent company of the entity succeeding to the Company’s business following a Change in Control); or (vi) a material breach by the Company of this Agreement or any other agreement between the Company or the Board and the Executive. Notwithstanding the foregoing, “Good Reason” for the Executive to resign shall not exist unless: (A) the Executive provides the Company with written notice of the existence of the condition giving rise to Good Reason specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Good Reason within 90 days after its initial occurrence; (B) the Company fails to remedy such condition within 30 days after its receipt of such written notice; and (C) the Executive resigns within 60 days after the cure period has lapsed. Any resignation or termination pursuant to the terms of this Section 5.5 shall not constitute a breach of this Agreement by either party. In addition to, and in no way limiting, the foregoing, “Good Reason” shall include the agreement of the Committee that a resignation shall be treated as a resignation with Good Reason.
(c)    For purposes of this Agreement, a “Change in Control” shall mean any of the following:

(i)    any person who is not an “affiliate” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company as of the Effective Date becomes the beneficial owner, directly or indirectly, of 50 percent or more of the combined voting power of the then outstanding securities of the Company except pursuant to a public offering of securities of the Company; provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of an acquisition of Company voting securities by: (A) the Company or any affiliate of the Company, (B) William Manning or an entity which he controls, (C) any employee benefit plan (or related trust) sponsored or maintained by Company or any affiliate of the Company, or (D) any underwriter temporarily holding securities pursuant to an offering of such securities;
(ii)    the sale of the Company substantially as an entity (whether by sale of stock, sale of assets, merger, consolidation, or otherwise) to a person who is not an affiliate of the Company as of the Effective Date; or
(iii)    there occurs a merger, consolidation or other reorganization of the Company with a person who is not an affiliate of the Company as of the Effective Date, and in which shareholders of the Company immediately preceding the merger hold less than 50 percent of the combined voting power for the election of directors of the Company immediately following the merger.
For purposes of this Section 5.5(c), the term “person” shall include a legal entity, as well as an individual.
5.6    Return of Information and Data. Upon the termination of employment of the Executive’s employment with the Company (the “Termination Date”), the Executive (or his legal representative) will deliver to the Company all copies of investment strategy descriptions, screens, research procedures manuals, operations and/or marketing procedures manuals, statements of investment objectives, marketing brochures, and other materials of the Company or of any of its affiliates which may be in his possession. The Executive will not retain but will deliver to the Company any other documents, including copies, relating to the information, knowledge or data described above.
6.    Compensation Upon Termination. Other provisions of this Agreement notwithstanding, upon the occurrence of an event described in Section 5, the parties shall have the following rights and obligations:
6.1    Death.    If the Executive’s employment is terminated during the Term by reason of the Executive’s death, the Company shall pay to the Executive’s estate the Accrued Benefits. “Accrued Benefits” means: (a) the accrued but unpaid Base Salary through the Termination Date, payable within 30 days following the Termination Date; (b) reimbursement for any unreimbursed Expenses incurred through the Termination Date, payable within 30 days following the Termination Date; (c) accrued but unused vacation days; and (d) all other payments, benefits, or fringe benefits to which the Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant. If the Executive’s employment is terminated during the Term by reason of the Executive’s death: (i) if the death occurs on or between July 1, 2019 and December 31, 2019, the Company shall also pay to the Executive’s estate any unpaid portion of the 2019 Cash Bonus, payable within 30 days following the Termination Date; and (ii) if the termination occurs after 2019, the unvested RSUs shall immediately vest on the Termination Date and the Company shall also pay to the Executive’s estate a pro-rata portion of the target amount of the annual cash bonus for the year in which the termination occurs based on the number of days in such year through the Termination Date, payable within 30 days following the Termination Date.
6.2    Disability.
(a)    If the Executive is removed from his position during the Term because of his Disability, the Company shall pay to the Executive the Accrued Benefits. If the Executive is removed from his position during the Term because of his Disability: (i) if the removal occurs on or between July 1, 2019 and December 31, 2019, the Company shall also pay to the Executive any unpaid portion of the 2019 Cash Bonus, payable within 30 days following the Termination Date; and (ii) if the removal occurs after 2019, the unvested RSUs shall immediately vest on the Termination Date and the Company shall also pay to the Executive a pro-rata portion of the target amount of the annual cash bonus for the year in which the removal occurs based on the number of days in such year through the Termination Date, payable within 30 days following the Termination Date. All payments to be provided to the Executive under this Section 6.2(a) shall be subject to the Executive’s compliance with the restrictions in Section 8.
(b)    In addition, the Executive, for the period of time during which his Disability continues, may continue to participate in certain of the employee benefit plans in which he participated immediately prior to his removal. These benefits would include participation in, as applicable and to the extent defined in the Company’s applicable plans, group life, medical/dental and disability insurance plans, each at the same ratio of employer/employee contribution as applicable to the Executive immediately prior to his removal; and, thereafter, at the same ratio of employer/employee contribution as then-applicable to other executive-level employees in the Company. In addition, the Executive shall be entitled to compensation and benefits accrued through the date of his removal from his duties, including any amounts payable to the Executive under any Company profit sharing or other employee benefit plan up to the date of removal, to the extent permitted under the terms of such plan.
6.3    Termination for Cause or Resignation without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or by the Executive without Good Reason, then: (a) the Company shall pay to the Executive the Accrued Benefits; and (b) the Executive shall immediately forfeit as of the Termination Date his unvested RSUs, TSOs, PSOs and any unpaid annual cash bonuses.
6.4    Termination without Cause or Resignation for Good Reason.
(a)    If the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for Good Reason, the Company shall pay to the Executive the Accrued Benefits. If the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for Good Reason: (i) the Company shall pay to the Executive severance in the amount of $5 million payable (the “Severance Payments”) over the two-year period following the Termination Date; provided, however, any installments that would otherwise be paid before the period for the execution and non-revocation of the Release (as defined below) expires will be retained by the Company and paid with the first payroll period commencing on or after expiration of such period; and (ii) if the termination occurs after 2019, the unvested RSUs shall immediately vest on the Termination Date. If the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for Good Reason, during 2019, the aggregate amount of the Severance Payments shall be reduced by (i) the amount of the 2019 Cash Bonus received by the Executive prior to the Executive’s termination of employment, and (ii) the Base Salary received or to be received by the Executive from the Company for the period prior to the Executive’s termination of employment.
(b)    If the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for Good Reason, on or after January 1, 2020, and a Change in Control occurs within 12 months following the Termination Date, then the Company shall pay to the Executive in cash an amount equal to (i) the number of TSOs that would have vested after the Termination Date had the Executive remained employed by the Company through the date of the Change in Control, multiplied by (ii) the value of a share of the Company’s Class A common stock in the Change in Control transaction over the exercise price of the TSOs. Such payment shall be made within 30 days following the date of the Change in Control. This provision shall only apply to the first Change in Control to occur within the 12-month period following the Termination Date.
(c)    All payments to be provided to the Executive under this Section 6.4 shall be subject to the Executive’s (x) compliance with the restrictions in Section 8 and (y) execution of a general release and waiver of claims against the Company, its officers, directors, employees and agents from any and all liability arising from the Executive’s employment relationship with the Company (which release will include an agreement between both parties not to disparage the other) that is not revoked (the “Release”).
6.5    Termination or Repayment of Severance Payments. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of this Agreement, any obligation of the Company to pay Severance Payments shall be terminated and of no further force or effect, and the Executive shall promptly repay to the Company any Severance Payments previously made to the Executive, in each case, without limiting or affecting the Executive’s obligations under this Agreement or the Company’s other rights and remedies available at law or equity.
6.6    Return of Company Property. Upon termination of the Executive’s employment for any reason or under any circumstances, the Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials.
6.7    Post-Termination Cooperation. The Executive agrees and covenants that, following the Term, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if the Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which the Executive, by virtue of his employment with the Company or any other position that the Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall compensate Executive at a rate consistent with his Base Salary per hour for services provided in compliance with this Section 6.7 and shall reimburse Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section 6.7.
6.8    Post-Termination Non-Assistance. Executive agrees and covenants that, following the Term, he or she shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency.
7.    Intellectual Property. All inventions, discoveries, ideas, improvements, innovations or developments, and other intellectual property, whether patentable or not, relating to the existing business or products, or proposed business or products disclosed to the Executive during his employment, of the Company and its affiliates, conceived, generated or reduced to practice by or worked on by Executive, alone or in combination with others, whether or not during working hours, during his employment by the Company, shall be the exclusive property of the Company and its affiliates. The Executive shall execute and deliver to the Company all assignments and other documents, and take all other action reasonably requested by the Company, at the Company’s expense, during or subsequent to his employment, to vest title in any such inventions or other intellectual property in the Company and its affiliates and/or to obtain patents, trademarks or copyrights therefor.
8.    Restrictive Covenants.
In the course of developing its investment advisory business, the Company and its affiliates have developed forms of organization, business processes, procedures, computer software, investment strategies, screens and pricing disciplines, client procurement and retention strategies, marketing and business strategies, and other aspects of its business (collectively, the “procedures”) which it considers, and the Executive acknowledges, to be proprietary and/or distinctive within its businesses. Many of these procedures have been created and refined over a period of many years, at considerable cost, and in some cases may not change for a period of many years. The Company and its affiliates seek to protect its distinctive and proprietary procedures from competitors by obtaining from the Executive various non-disclosure and non-competition agreements, which the Executive acknowledges are reasonably necessary for the protection of the interests of the Company and its affiliates.

8.1    Non-Disclosure.
(a)    The Executive shall forever hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliates and which shall not be public knowledge (other than as a result of a breach of this Section 8.1 by the Executive), including, without limitation, such information, knowledge or data regarding its or their business or investment methodologies, procedures, programs, source codes, clients, information relating to clients, prices, product strengths and weaknesses, or future developments or plans. The Executive shall not, without the prior written consent of the Company or except as required by law or in a judicial or administrative proceeding with subpoena powers, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
(b)    Notwithstanding the foregoing, nothing in this Agreement shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
(c)    Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), the Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive, if suing the Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order.
8.2    Non-Competition. The Executive will not, without the express written consent of the Company, which consent shall not be unreasonably withheld, during the period of the Executive’s employment with the Company, and for a period of two years thereafter, directly or indirectly, (a) engage in (as a principal, partner, director, officer, stockholder (except as permitted below), agent, employee, or consultant); or (b) be financially interested in, any entity materially engaged in any portion of the business of the Company or its affiliates within the territory served, or contemplated to be entered, by the Company or its affiliates on the date of such termination of employment. Nothing contained herein shall (i) prevent the Executive from owning beneficially or of record not more than five percent of the outstanding equity securities of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any recognizable United States or foreign stock exchange or market, (ii) prevent the Executive from being an employee, principal, partner, officer, stockholder or agent of an asset owner (e.g., pension plan, endowment, family office, etc.), or (iii) prevent the Executive from serving on the board of directors or board of trustees of a mutual fund at any time after the three-month anniversary of the Executive’s termination of employment. The business of the Company and its affiliates shall be defined to include investment management, investment research, advice and discretionary management; custody and trust administration; wealth, benefits and risk management services, and related business.
8.3    Non-Solicitation. The Executive will not, for a period of two years after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of the Company, hire, employ, retain, or contract any person who then is or during one year prior to the termination date was an employee of or consultant to the Company or its affiliates and with whom the Executive has material contact. The Executive will not, for a period of two years after the termination of the Executive’s employment with the Company for any reason, directly or indirectly, whether alone or as partner, owner, officer, director, employee, shareholder, consultant, or otherwise, without the express written consent of the Company, (a) persuade or encourage or attempt to persuade or encourage any customer, client, partner, affiliate, supplier, or vendor of the Company or an affiliate to cease doing business with the Company or an affiliate or to compete with the Company or an affiliate on its own or with any competitor of the Company or an affiliate, or (c) solely with respect to clients or customers for whom the Company or an affiliate is a provider of investment management services with respect to 50% or more of the client’s or customer’s assets under management, do business with, accept or engage any such customer, client, partner, affiliate, supplier, or vendor of the Company or an affiliate for products or services competitive with the Company or an affiliate. The Executive acknowledges that the foregoing restrictions in this Section 8 are necessary since many of the procedures, strategies and other business plans and techniques of the Company and its affiliates have considerable ongoing value.
8.4    Enforceability of Provisions. If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, it being understood and agreed that by the execution of this Agreement, the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.
8.5    Remedy for Breach. The Executive hereby acknowledges that the provisions of this Section 8 are reasonable and necessary for the protection of the Company and its respective subsidiaries and affiliates. In addition, the Executive further acknowledges that the Company and its respective subsidiaries and affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from an actual or threatened breach of such covenants. In addition, and without limiting the Company’s other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that remain payable by the Company in Section 6.
9.    Tax Matters.
9.1    Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
9.2    Section 280G. In the event that the Executive becomes entitled to any payments or benefits under this Agreement and any portion of such payments or benefits, when combined with any other payments or benefits provided to Executive (including, without limiting the generality of the foregoing, by reason of the exercise or vesting of any stock options or the receipt or vesting of any other equity awards), which in the absence of this Section 9.2 would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable to the Executive under this Agreement shall, either (a) be reduced to the largest amount or greatest right such that none of the amounts payable to the Executive under this Agreement and any other payments or benefits received or to be received by Executive as a result of, or in connection with, an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code) or the termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, or (b) be made in full, with Executive bearing full responsibility for any Excise Tax liability, whichever of (a) or (b) provides the Executive with a larger net after-tax amount. The Company shall cooperate in good faith with the Executive in making such determination, including but not limited to providing the Executive with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any reduction pursuant to this Section 9.2 shall be made in a manner compliant with Section 409A of the Code. This Section 9.2 shall apply in lieu of any provision applicable to the Executive under any other agreement or arrangement (including the Plan) with respect to Section 4999 of the Code. All determinations with respect to this Section 9.2 shall be made by an independent nationally recognized certified public accounting firm reasonably acceptable to the Executive at the Company’s sole expense. The after-tax amount shall be calculated, as applicable, using the maximum marginal income tax rates for each year in which the payment is payable to the Executive (based upon the rates in effect for such year as set forth in the Code at the relevant time).
9.3    Section 409A. The compensation and benefits provided under this Agreement are intended to qualify for an exemption from or to comply with the requirements of Section 409A of the Code and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), so as to prevent the inclusion in gross income of any compensation or benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Executive, and this Agreement shall be administered and interpreted consistent with such intention. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. The Company shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with or qualify for an exception from Section 409A, the date that the Executive first incurs a “separation from service” within the meaning of Section 409A. To the extent any reimbursement provided under this Agreement is includable in the Executive’s income, such reimbursements shall be paid to the Executive not later than December 31st of the year following the year in which the Executive incurs the expense and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year. Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service with the Company, the Executive is a “specified employee” as defined in Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the date that is six months and one day following the Executive’s separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to the Executive during the six-month period immediately following the Executive’s separation from service had the payment commenced as of such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
10.    Miscellaneous.
10.1    Clawback. Notwithstanding any other provision of this Agreement to the contrary, in order to comply with Section 10D of the Exchange Act, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the Executive shall return to the Company, or forfeit if not yet paid, the amount of any “incentive-based compensation” (as defined under the Clawback Requirements) received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Executive under the accounting restatement as determined by the Company in accordance with the Clawback Requirements and any policy adopted by the Company pursuant to the Clawback Requirements.
10.2    Right of Set Off. In the event of a breach by the Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after 10 days prior written notice to the Executive, to set off and apply any and all amounts at any time held by the Company on behalf of the Executive and all indebtedness at any time owing by the Company to the Executive against any and all of the obligations of the Executive now or hereafter existing.

10.3    Notices. Any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be delivered personally, telecopied, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied or if mailed, two days after the date of mailing, , if to the Company, at its principal office, and, if to the Executive, to him at the address noted in the Company’s records.
10.4    Entire Agreement. This Agreement and the documents referenced herein contain the entire understanding of the Company and the Executive and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.
10.5    Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless the Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.
10.6    Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
10.7    Governing Law; Jurisdiction. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to any principles of conflicts of laws. Any claim by either party against the other in connection with any provision of this Agreement or any claim, dispute, or controversy arising from the employment as contemplated hereby, (including claims for injunctive relief), may be prosecuted in the applicable court described below. The venue for any claim or action shall be in a court in Rochester, New York, in the Western District of New York (if in federal court) and in Monroe County, New York (if in state court). Each party hereby consents to the exclusive jurisdiction of the courts in the preceding sentence for the claims or actions specified therein (including actions or claims by affiliates of the Company) agrees that service of process shall be sufficient if sent to the applicable party at the address designated pursuant to Section 10.3, by registered or certified mail, postage prepaid, return receipt requested.
10.8    Assignment. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors. This Agreement is personal to the Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.9    Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress.
10.10    Headings. The headings of the Sections and Subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
10.11    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
10.12    Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.
10.13    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
10.14    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
MANNING & NAPIER, INC.

By:     /s/ Sarah C. Turner
Sarah C. Turner,
Corporate Secretary

/s/ Marc Mayer
Marc Mayer
[Signature Page to Employment Agreement]

SCHEDULE A
2020 CASH BONUS PERFORMANCE REQUIREMENTS
Component 1: 2020 Pretax Operating Income (35% of Target)

•	The payout metrics for this component are as follows:

	2020 Pretax Operating Income	Payout
		2020 Operating Revenue < $180 million	2020 Operating Revenue => $180 million
>= Maximum	$60 million	$1,687,500	$1,775,000
= Target	$30 million	$787,500	$875,000
= Threshold	$20 million	$487,500	$575,000
Pretax Operating Income means the Company’s “Operating Income” as reported on the Company’s audited financial statements. Operating Revenue means the Company’s “Total Revenue” as reported on the Company’s audited financial statements.

•
If the level of performance achieved is not represented in the table set forth above, then the Payout shall be determined by straight-line interpolation from the levels of performance specified in the table set forth above immediately less than and greater than the level of performance actually achieved. No Payout will be earned if 2020 Pretax Operating Income is less than $20 million.

•	2020 Pretax Operating Income will be calculated net of the Executive’s salary, cash incentive income and expense for the RSUs, but without factoring in the expense of the TSOs and the PSOs.
Component 2: Company Investment Performance (30% of Target)

•	The payout for this component will be earned if 50% or more of the Company’s assets under management meet or exceed their relevant benchmarks for 2019-2020.

	Payout
	2020 Operating Revenue < $180 million	2020 Operating Revenue => $180 million
=>50% AUM Meet or Exceed Benchmarks	$675,000	$750,000
<50% AUM Meet or Exceed Benchmarks	$0	$0

Component 3: Strategic Initiatives (35% of Target)

•	The payout for this component will be based on the achievement of strategic initiatives to be mutually agreed upon by the Executive and the Board in the fourth quarter of 2019.

•
The strategic initiatives may include, but are not limited to, things such as: (i) planning and executing the Company’s information technology modernization, (ii) restoring employee morale/reducing voluntary turnover, (iii) introducing artificial intelligence as a tool for the Company’s investment efforts, (iv) reducing the firm’s cost structure, (v) new product development, and (vi) developing strategic partnerships.

	Payout
	2020 Operating Revenue < $180 million	2020 Operating Revenue => $180 million
Maximum Payout	$787,000	$875,000

SCHEDULE B
EXECUTIVE AUTHORITIES
The purpose of this Schedule is to illustrate the operational authority of the Executive to introduce, lead and execute strategic initiatives with the support and oversight of the Board. To avoid any doubt, the Executive’s authority includes, and is not limited to:

1.	Present the Board a comprehensive plan within approximately 180 days of the effective date of his employment agreement.

2.	To quickly and comprehensively assess the costs and benefits of the major structural areas of the Company in an effort to simplify and reduce unnecessary complexity and expense.

3.	Depending on the results of the above and other assessments of costs and complexities, to pursue appropriate cost to revenue ratios for the Company.

4.	To be able to hire personnel to augment or replace existing resources.

5.	To explore growth opportunities.

6.	To pursue strategic opportunities, with the knowledge of the Board.
For the avoidance of doubt, nothing contained in this Schedule shall infringe upon or otherwise limit the ability of the Board to exercise its authority and fulfill its fiduciary responsibilities.

EXHIBIT A
FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
[Attached]

EXHIBIT B
FORM OF TIME-VESTING STOCK OPTION AWARD AGREEMENT
[Attached]

EXHIBIT C
FORM OF PERFORMANCE-VESTING STOCK OPTION AWARD AGREEMENT
[Attached]

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